Exhibit 99.1

INTERNAL MEMO FROM JOHN REILLY

March 26, 2018

To: All SeaWorld Parks & Entertainment Employee Ambassadors

As we move into our peak season, we believe our comprehensive new marketing and communications strategy, including our exciting Park to Planet campaign, is resonating with guests. Our progress, performance and expectations remain on track, consistent with last month’s earnings call commentary. Importantly, we are driving higher season pass sales and overall attendance, including in our California market. I know I can count on all of you to stay focused on delivering the fun and meaningful experiences our guests expect.

To continue our momentum and intensify our focus on execution, we have made several changes to the marketing and sales function.  We have added new leadership in digital marketing and changed our agencies to further strengthen our existing, highly capable marketing and communications teams company-wide. Together, they will be working even more closely to deliver on their current marketing plans. In addition, our revenue management and pricing function will now report to our finance group.

As a result of these changes, Denise Godreau will be leaving the company.  We appreciate all that Denise has done and we wish her the best in the future.

We are clear and focused on our mission and our goals. I am very grateful for your continued hard work and commitment as we move forward together.

Sincerely,

/s/ John Reilly

John Reilly

Interim Chief Executive Officer